Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Cesca Therapeutics, Inc. on Form S-1 of our report dated September 17, 2015, with respect to our audit of the consolidated financial statements of Cesca Therapeutics, Inc. and Subsidiaries as of June 30, 2015 and for the year then ended appearing in the Annual Report on Form 10-K of Cesca Therapeutics, Inc. for the year ended June 30, 2015. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

September 24, 2015